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                                   EXHIBIT 5
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            Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered
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                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]

                                 March 21, 1997

Friedman's Inc.
4 West State Street
Savannah, Georgia 31401

          Re: Form S-8 Registration Statement of Friedman's Inc. - 1996 Stock Option Plan

Ladies and Gentlemen:

          We have acted as counsel for Friedman's Inc., a Delaware corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 150,000 shares of the Company's Class A Common Stock, $0.01 par value ("Common Stock") that may be offered and sold to the employees of the Company pursuant to the Friedman's Inc. 1996 Stock Option Plan (the "Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

          This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretative Standards are incorporated in this Opinion Letter by this reference. Capitalized terms used in this Opinion Letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

          In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

          Based upon the foregoing, we are of the opinion that the 150,000 shares of Common Stock issuable under the Plan and covered by the Registration Statement, when delivered to participants in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

          The Opinion expressed herein is limited to the laws of the State of Delaware as codified in the General Corporation Law of the State of Delaware. This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                       Sincerely,

                                       ALSTON & BIRD LLP

                                       By:  /s/ Alston & Bird LLP
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